UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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BELLAVISTA CAPITAL, INC.
(Name of Registrant as Specified in Its Charter)

MACKENZIE PATTERSON FULLER, LP
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 12, 2009

Re: Saving your investment in BellaVista Capital, Inc

Dear Investor,

We didn’t want to send this letter, but like you, MacKenzie Patterson Fuller, LP (“MPF”) is a shareholder of BellaVista Capital Inc (BellaVista).  In fact, we are the largest investor and we have become extremely concerned that your investment in BellaVista is being mismanaged.  We have tried to help, but our initial proposal to try to improve the financial outlook of the company was flatly rejected by the current board –without even consulting shareholders.  We believe the time has come to force change – in order to halt the plunge in value of our and your investment. We urge you to join us.  We have put together a plan to take over the management of BellaVista to save costs and improve performance, and we will implement it with your help.

BellaVista’s Value is Being Destroyed by Mismanagement

In short, we believe the inexperienced managers and directors of BellaVista continue to compensate themselves handsomely while wasting money on administration and watching the value of your shares continue to plummet. Here is how:

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Catastrophic destruction of Value. The value of BellaVista’s common stock has declined precipitously, by 73% from the initial offering price of $10.00 per share, and by 35% from the $4.20 value that existed when the current Board took control and launched its “new” business plan.

•
Failure to meet projections.  BellaVista has consistently failed to meet financial projections. For example, at the February 2007 Shareholder meeting the directors projected a year-end 2008 share value (NRV) of $5.67 - $6.13. Those increases in value never materialized. Instead, according to BellaVista’s own most recent estimate, as disclosed in the quarterly report filed February 25, 2009, the share value had declined yet again to $2.73 per share. When the current Board embarked on its “new” business plan over three years ago, it promised to provide a shareholder redemption plan within three years.  That promise has been ignored for three years and then finally explicitly broken. How can this board be trusted with your money?

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High compensation for little service.   BellaVista paid $251,225 in director fees and other director compensation during the past year, yet it still outsourced accounting, legal, SEC reporting and compliance, investor reporting and asset management functions.   In fact, BVC’s Chairman earned over $129,000 from BVC last year alone, equal to nearly 50% of the value of his BVC shares (which is $293,213 at current NRV).  He may shortly end up making more in fees than his shares are worth - how can his interests be aligned with yours?

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Lack of experience.  Other than Jeff Black, none of the members of BellaVista’s Board appears to have any real estate experience.  According to the biographies furnished by BellaVista in its Annual Report, the rest of the Board’s professional experience in Real Estate appears to be nonexistent.

MPF is Uniquely Positioned to Increase the Value of BellaVista and its Assets

In light of the current directors’ failures and their entrenchment, we believe the best course of action is for MPF to assume administrative control of BellaVista to ensure a better chance of increasing shareholder value for all shareholders. Our first attempt to help fix the problems was flatly rejected by the current board - leaving us no option but to try to increase the size of the board of directors to nine members, and install five new directors nominated by MPF.

As we send you this letter, we are filing a preliminary copy of our Proxy Statement with the Securities and Exchange Commission (“SEC”) for its review.  As soon as the SEC has accepted our Definitive Proxy Statement for filing, we will be mailing it to you, which we anticipate will occur in approximately 10 days.  We urge you to read the Proxy Statement when it is available because it contains important information. We will be mailing each registered shareholder a copy of the Proxy Statement, and you can obtain the Proxy Statement, and any other relevant documents, for free at the SEC’s web site or from MPF by visiting our website (www.mpfi.com) or calling us at (800) 854-8357.

The forthcoming proxies will accomplish this goal. Specifically, MPF’s administrative and management proposal provides the following benefits:

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Improves chance of generating profits by hiring an investment management firm with a track record spanning over 20 years.  BellaVista has never paid a dividend and has squandered 73% of the value of your investment, while MPF has generated dollar-weighted, average internal rates of return for its liquidated investment funds of greater than 15%!  Who should you trust with your money?

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Aligns incentive by consolidating the asset management function with BellaVista’s largest shareholder.  BellaVista’s current asset manager owns zero shares.  How does this create any alignment with shareholder interests?

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Upgrades shareholder and investor relations.  MPF manages over 50 investment funds and caters to over 5,000 investors.  MPF’s quarterly reports typically inform investors of any material developments related to the investors’ properties. In contrast, BellaVista’s quarterly reports describe virtually nothing about its various properties.  For example, in the most recent quarterly report, the Board informed you “the Company became the sole owner of one of its investments through foreclosure.”  Wouldn’t you like to know which one?  The company only has eight properties; would it be too much to ask that we receive a progress report on each?  MPF will provide just such information as it does quarterly to each of its 50+ funds.

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Creates a client-manager relationship with an investment management firm that has over $200 million in assets under management, as well as lines of credit that can provide access to capital should BellaVista face a working capital shortfall.  MPF routinely borrows on its lines of credit to bridge short-term working capital shortfalls for entities managed by MPF.  These lines of credit bear interest at the Prime Rate, which is currently 3.25%.  In contrast, the current board borrowed money last quarter at 11.5% to fund working capital including its own fees.  With which management team would you be better off?

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Lowers total corporate general and administrative costs by nearly 40% from the past year’s annual cost of approximately $1.36 million to approximately $834,000.  This new plan consolidates all accounting, tax preparation, investor relations, asset management, and investment advisory services for a reasonable fixed-percentage fee. The Board has indicated that it doesn’t think the savings will be as great as our proposal suggests.  However, MPF will guarantee that BellaVista’s overall corporate G&A is lower in the year after we take control than the past year.

New Board Members at No Cost to BellaVista

We have selected our nominees, C. E. Patterson, Glen Fuller, Rob Dixon, Christine Simpson, and Chip Patterson to provide the Board of Directors with a broad base of business experience with particular expertise in real estate acquisition, management, and divestiture.  Our nominees, if elected, will not take director fees and will vote to eliminate the fees paid to other directors.  The experience of the nominees and their interest in the proposal will be detailed in the Proxy Statement that will follow, and this information is available now at our website at www.mpfi.com or by calling us.

Your choice is simple: Stay the course and perhaps see the continued destruction of the value of your investment, or vote for MPF, a proven winner, when you receive the proxy.  If you have any questions, please call me at (800) 854-8357.  We have a plan to help BellaVista dramatically reduce its costs and improve its investment performance, unlike the current management.  Please check your mail in the coming weeks and support us in saving our mutual investment in BellaVista.

Very Truly Yours,

/s/ Rob Dixon

Rob Dixon
Chief Investment Officer, MacKenzie Patterson Fuller, LP

P.S. Please help us help save our mutual investment in BellaVista.  Sign, date and return your proxies when you receive them later this month.